Filed Pursuant to Rule 424(b)(5)
Registration No. 333-231121

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 25, 2021)

Up to $1,500,000,000

Edison International

Common Stock

We may issue, offer and sell shares of our common stock, no par value, referred to herein as the “common stock,” having an aggregate sales price of up to $1,500,000,000 over a period of time and from time to time through J.P. Morgan Securities LLC, or “J.P. Morgan,” Barclays Capital Inc., or “Barclays,” Citigroup Global Markets Inc., or “Citigroup,” or Wells Fargo Securities, LLC, or “Wells Fargo,” as our sales agents under distribution agreements. We refer to each of these entities, in their capacity as agent, as a “sales agent” and collectively as the “sales agents.”

The distribution agreements provide that, in addition to the issuance and sale of common stock by us through the sales agents, we also may enter into forward sale agreements between us and each of JPMorgan Chase Bank, National Association, an affiliate of J.P. Morgan, Barclays Bank PLC, an affiliate of Barclays, Citibank, N.A., an affiliate of Citigroup and Wells Fargo Bank, National Association, an affiliate of Wells Fargo. We refer to each of these entities, when acting in such capacity, as a “forward purchaser,” and collectively as the “forward purchasers.” The relevant forward purchaser will borrow shares from third parties and, through its affiliated forward seller (as described below), sell a number of shares of our common stock equal to the number of shares of our common stock that underlie the forward sale agreement in order to hedge its obligations under the forward sale agreement. We refer to each of J.P. Morgan, Barclays, Citigroup and Wells Fargo, when acting as the agent for a forward purchaser, as a “forward seller,” and collectively as the “forward sellers.” In no event will the aggregate sales price of shares of our common stock sold through the sales agents under the distribution agreements and through the forward sellers under any forward sale agreements exceed $1,500,000,000.

The offering of our common stock pursuant to the distribution agreements and any forward sale agreements will terminate upon the earliest of (1) the sale, under the distribution agreements and any forward sale agreements, of shares of our common stock with an aggregate sales price of $1,500,000,000, (2) May 16, 2022 and (3) termination by us or the relevant sales agent any time upon prior notice, solely with respect to such sales agent; provided that the distribution agreements will continue in effect for the duration of any forward sale agreement entered into, but not yet settled, before such date.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by a forward seller. We expect to receive proceeds from the sale of shares of our common stock upon future physical settlement of the relevant forward sale agreement with the relevant forward purchaser on dates specified by us on or prior to the maturity date of the relevant forward sale agreement. If we elect to cash settle or net share settle a forward sale agreement, we may not (in the case of cash settlement) or will not (in the case of net share settlement) receive any proceeds, and we may owe cash (in the case of cash settlement) or shares of our common stock (in the case of net share settlement) to the relevant forward purchaser. See “Plan of Distribution (Conflicts of Interest)” in this prospectus supplement.

The shares of our common stock will be offered by means of ordinary brokers’ transactions through the facilities of the New York Stock Exchange, or the “NYSE,” or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, by privately negotiated transactions (including block sales), or by any other methods permitted by applicable law, as agreed between us and the sales agents or forward sellers.

The sales agents and forward sellers are not required to sell any specific dollar amount of shares of common stock but will use their commercially reasonable efforts, as our agents and subject to the terms of the distribution agreements, to sell the shares offered as instructed by us.

We will pay each sales agent a commission of up to 1% of the sales price of all shares of our common stock sold through it as our sales agent under the distribution agreements. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will be our net proceeds for the sale of the shares. In connection with each forward sale agreement, the relevant forward seller will receive a commission of up to 1% of the sales price of all borrowed shares of our common stock sold during the applicable period by it as a forward seller, which will be reflected in a reduced initial forward price payable by the relevant forward purchaser under its forward sale agreement.

Our common stock is listed and trades on the “NYSE” under the symbol “EIX.” On March 3, 2021, the closing price of our common stock on the NYSE was $55.80 per share.

Investing in our common stock involves risks. See “Risk Factors ” beginning on page S-6 of this prospectus supplement and the risk factors included in our Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

J.P. Morgan	Barclays	Citigroup	Wells Fargo Securities

March 4, 2021

We have not, and the sales agents, forward sellers and the forward purchasers have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agents, forward sellers and forward purchasers are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and certain other matters about us and our financial condition. The second part, the accompanying prospectus, provides general information about the common stock. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you to in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to Edison International,” “we,” “us,” and “our” mean Edison International, a California corporation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, prospectus and the documents they incorporate by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events and include any statement that does not directly relate to a historical or current fact. In this prospectus supplement, in the accompanying prospectus, and elsewhere, the words “expects,” “believes,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of the risks, uncertainties and other important factors that could cause results to differ from those currently expected, or that otherwise could impact us, include, but are not limited to:

•

the ability of SCE to recover its costs through regulated rates, including uninsured wildfire-related and debris flow-related costs, costs incurred to mitigate the risk of utility equipment causing future wildfires, costs incurred to implement SCE’s new customer service system and costs incurred as a result of the COVID-19 pandemic;

•	the ability of SCE to implement its Wildfire Mitigation Plan;

•

risks of regulatory or legislative restrictions that would limit SCE’s ability to implement its Public Safety Power Shutoff Program (“PSPS”) when conditions warrant or would otherwise limit SCE’s operational PSPS practices;

•	risks associated with implementing PSPS, including regulatory fines and penalties, claims for damages and reputational harm;

•	the ability of SCE to maintain a valid safety certification;

•

our ability to obtain sufficient insurance at a reasonable cost, including insurance relating to SCE’s nuclear facilities and wildfire-related claims, and to recover the costs of such insurance or, in the event liabilities exceed insured amounts, the ability to recover uninsured losses from customers or other parties;

•

extreme weather-related incidents (including events caused, or exacerbated, by climate change, such as wildfires, debris flows, high wind events and extreme heat events) and other natural disasters (such as earthquakes), which could cause, among other things, public safety issues, property damage,

•	operational issues (such as rotating outages and issues due to damaged infrastructure), PSPS activations and unanticipated costs;

•

risks associated with California Assembly Bill 1054, executed by the Governor of California on July 12, 2019 (“AB 1054”) effectively mitigating the significant risk faced by California investor- owned utilities related to liability for damages arising from catastrophic wildfires where utility facilities are alleged to be a substantial cause, including the longevity of the Wildfire Insurance Fund

•	and the California Public Utilities Commission (“CPUC”) interpretation of and actions under AB 1054, including its interpretation of the new prudency standard established under AB 1054;

•

decisions and other actions by the CPUC, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and other governmental authorities, including decisions and actions related to nationwide or statewide crisis, determinations of authorized rates of return or return on equity, the recoverability of wildfire-related and debris flow-related costs, issuance of SCE’s wildfire safety certification, wildfire mitigation efforts, and delays in executive, regulatory and legislative actions;

•	our or SCE’s ability to borrow funds and access bank and capital markets on reasonable terms;

•

risks associated with the decommissioning of San Onofre Nuclear Generating Station, including those related to worker and public safety, public opposition, permitting, governmental approvals, on-site storage of spent nuclear fuel, delays, contractual disputes, and cost overruns;

•

pandemics, such as COVID-19, and other events that cause regional, statewide, national or global disruption, which could impact, among other things, our and SCE’s business, operations, cash flows, liquidity and/or financial results and cause us and SCE to incur unanticipated costs;

•

physical security of our and SCE’s critical assets and personnel and the cybersecurity of our and SCE’s critical information technology systems for grid control, and business, employee and customer data;

•

risks associated with cost allocation resulting in higher rates for utility bundled service customers because of possible customer bypass or departure for other electricity providers such as Community Choice Aggregators, which are cities, counties, and certain other public agencies with the authority to generate and/or purchase electricity for their local residents and businesses and electric service providers;

•

risks inherent in SCE’s transmission and distribution infrastructure investment program, including those related to project site identification, public opposition, environmental mitigation, construction, permitting, power curtailment costs (payments due under power contracts in the event there is insufficient transmission to enable acceptance of power delivery), changes in the California Independent System Operator (“CAISO”) transmission plans, and governmental approvals;

•

risks associated with the operation of transmission and distribution assets and power generating facilities, including worker and public safety issues, the risk of utility assets causing or contributing to wildfires, failure, availability, efficiency, and output of equipment and facilities, and availability and cost of spare parts;

•	actions by credit rating agencies to downgrade our or SCE’s credit ratings or to place those ratings on negative watch or negative outlook;

•

changes in tax laws and regulations, at both the state and federal levels, or changes in the application of those laws, that could affect recorded deferred tax assets and liabilities and effective tax rate;

•	changes in future taxable income, or changes in tax law, that would limit our and SCE’s realization of expected net operating loss and tax credit carryover benefits prior to expiration;

•	changes in the fair value of investments and other assets;

•	changes in interest rates and rates of inflation, including escalation rates (which may be adjusted by public utility regulators);

•

governmental, statutory, regulatory, or administrative changes or initiatives affecting the electricity industry, including the market structure rules applicable to each market adopted by the North American Electric Reliability Corporation, CAISO, Western Electricity Council, and similar regulatory bodies in adjoining regions, and changes in the United States’ and California’s environmental priorities that lessen the importance the state places on greenhouse gas reduction;

•

the availability and creditworthiness of counterparties and the resulting effects on liquidity in the power and fuel markets and/or the ability of counterparties to pay amounts owed in excess of collateral provided in support of their obligations;

•	the cost and availability of labor, equipment and materials;

•	the potential for penalties or disallowance for non-compliance with applicable laws and regulations; and

•

cost of fuel for generating facilities and related transportation, which could be impacted by, among other things, disruption of natural gas storage facilities, to the extent not recovered through regulated rate cost escalation provisions or balancing accounts.

Additional information about risks and uncertainties that could cause results to differ from those currently expected or that otherwise could impact us, including more detail about the factors described above, is included in our Annual Report on Form 10-K for the year ended December 31, 2020 and in our other filings with the SEC that are incorporated by reference into this prospectus supplement. Forward-looking statements speak only as of the date they are made and we are not obligated to publicly update or revise forward-looking statements.

SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in our common stock involves risks. See “Risk Factors” in this prospectus supplement.

Edison International

Edison International is the parent holding company of SCE and Edison Energy Group. SCE is an investor-owned public utility primarily engaged in the business of supplying and delivering electricity to an approximately 50,000 square mile area of southern California. Edison Energy Group is a holding company for subsidiaries engaged in pursuing competitive business opportunities across energy services and managed portfolio solutions to commercial and industrial customers. Based in Rosemead, California, Edison International was incorporated in California in 1987.

The mailing address and telephone number of our principal executive offices are P.O. Box 976, Rosemead, CA 91770 and (626) 302-2222.

The foregoing information about Edison International is only a general summary and is not intended to be comprehensive. For additional information about Edison International, you should refer to the information described under the caption “Where You Can Find More Information” in this prospectus supplement.

The Offering

Issuer	Edison International, a California corporation.

Shares of Common Stock Offered from time to time	Shares of our common stock, no par value, having an aggregate sales price of up to $1,500,000,000.

Use of Proceeds	We currently intend to use the net proceeds that we receive upon the issuance and sale of shares of our common stock by us to or through the sales agents for general corporate purposes, including, among other things, contributions, loans or advances to our subsidiary, SCE.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock sold as a hedge by the forward sellers in connection with any forward sale agreement. We currently intend to use any cash proceeds that we receive upon physical settlement of any forward sale agreement, if physical settlement applies, or upon cash settlement of any forward sale agreement, if we elect cash settlement and are owed a payment thereunder, for general corporate purposes, including, among other things, contributions, loans or advances to our subsidiary, SCE.

See “Use of Proceeds.”

Conflicts of Interest	The forward purchasers (or their affiliates) will receive the net proceeds of any sale of borrowed shares of our common stock pursuant to this prospectus supplement in connection with any forward sale agreement. Because certain sales agents or their affiliates are expected to receive part of the net proceeds from the sale of shares of our common stock in connection with any forward sale agreement, such sales agents would be deemed to have a conflict of interest under Financial Industry Regulatory Authority, Inc., or “FINRA,” Rule 5121 to the extent such sales agents or affiliates receive at least 5% of the net proceeds of the offering. Any sales agent deemed to have a conflict of interest would be required to conduct the distribution of our common stock in accordance with FINRA Rule 5121. If the offering is conducted in accordance with FINRA Rule 5121, such sales agent would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Listing	Our common stock is listed on the NYSE under the symbol “EIX.”

Risk Factors	Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

RISK FACTORS

Investing in our common stock involves risk. You should be aware of and carefully consider the following risk factors and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2020 . You should also read and consider all of the other information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether or not to purchase any of the offered shares. See “Forward-Looking Statements” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

There may be future sales or other dilution of our equity, which may materially adversely affect the market price for shares of our common stock.

We are generally not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock or any substantially similar securities. The market price for shares of our common stock could materially decline as a result of sales of shares of common stock or similar securities in the market made after such offering or the perception that such sales could occur.

Settlement provisions contained in any forward sale agreement subject us to certain risks.

A forward purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under the particular forward sale agreement that the relevant forward purchaser determines is affected by such event) and require us to physically settle on a date specified by the relevant forward purchaser if:

•

such forward purchaser is unable to hedge its exposure to the transaction under the particular forward sale agreement because of the lack of sufficient shares being made available for borrowing, or because it is otherwise commercially impracticable;

•

a forward purchaser determines that it has an ownership position in our common stock above a limit specified in the forward sale agreement, related to the number of shares of our common stock that would give rise to certain reporting or registration obligations of or other legal requirements applicable to the forward purchaser or certain associated persons under legal requirements that become applicable to ownership of our common stock following the date of such forward sale agreement;

•

we declare a cash dividend (other than extraordinary dividends) on shares of our common stock with a cash value in excess of a specified periodic amount or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend or we declare certain non-cash distributions on shares of our common stock;

•

there is an announcement of any action that, if consummated, would constitute an extraordinary event (as such term is defined in the particular forward sale agreement and which includes certain mergers and tender offers and the delisting of our common stock and certain changes in law);

•

we publicly announce or disclose one or more repurchases of shares of our common stock that could result in the number of shares underlying all forward sale agreements with any forward purchaser exceeding 9.0% of our total outstanding shares of common stock; or

•

certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the particular forward sale agreement, certain bankruptcy events or certain changes in law (as such terms are defined in the particular forward sale agreement).

The relevant forward purchaser’s decision to exercise its right to accelerate the settlement of the particular forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the particular forward sale agreement, irrespective of our capital needs, which would result in dilution to our earnings per share, return on equity and dividends per share. In addition, upon certain insolvency filings relating to us, the particular forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock or receive any proceeds pursuant to the particular forward sale agreement.

We expect that any forward sale agreement will settle by the settlement date specified in such forward sale agreement; however, such forward sale agreement may be settled earlier in whole or in part at our option, subject to the satisfaction of certain conditions. Each forward sale agreement will be physically settled by delivery of shares of our common stock, unless we elect to cash settle or net share settle such forward sale agreement, subject to the satisfaction of certain conditions. Upon physical settlement or, if we so elect, net share settlement of such forward sale agreement, delivery of shares of our common stock in connection with such physical settlement or, to the extent we are obligated to deliver shares of our common stock, net share settlement will result in dilution to our earnings per share and return on equity. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying a particular forward sale agreement, we expect that the relevant forward purchaser (or an affiliate thereof) will purchase a number of shares of our common stock necessary to satisfy its or its affiliate’s obligation to return the shares of our common stock borrowed from third parties in connection with the related sales of shares of our common stock under that forward sale agreement, adjusted in the case of net share settlement, by any shares deliverable by or to us under the forward sale agreement. In addition, the purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could result in an increase (or a reduction in the amount of any decrease) in the price of shares of our common stock over such time, thereby increasing the amount of cash we would owe to such forward purchaser (or decreasing the amount of cash such forward purchaser would owe us) upon a cash settlement of such forward sale agreement or increasing the number of shares of our common stock we would deliver to such forward purchaser (or decreasing the number of shares of our common stock such forward purchaser would deliver to us) upon net share settlement of such forward sale agreement.

The forward sale price we expect to receive upon physical settlement of any forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread, and will be decreased on certain dates by amounts related to expected dividends on shares of our common stock during the term of the applicable forward sale agreement. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. If the market value of shares of our common stock during the relevant unwind period under a particular forward sale agreement is above the forward sale price, in the case of cash settlement, we would pay the applicable forward purchaser under the relevant forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to such forward purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement of a particular forward sale agreement. If the market value of shares of our common stock during the relevant unwind period under a particular forward sale agreement is below the relevant forward sale price, in the case of cash settlement, we would be paid the difference in cash by a forward purchaser under the applicable forward sale agreement or, in the case of net share settlement, we would receive from such forward purchaser a number of shares of our common stock having a value equal to the difference. See “Plan of Distribution (Conflicts of Interest) — Sales Through Forward Sellers” for information on the forward sale agreements.

In certain bankruptcy or insolvency events, any forward sale agreements will automatically terminate, and we would not receive the expected proceeds from any forward sales of our common stock.

If we file for or consent to a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights or if an appropriate regulatory or other authority takes similar action, any forward sale agreements that are then in effect will automatically terminate. If any such forward sale agreement so terminates under these circumstances, we would not be obligated to deliver to the relevant forward purchaser any shares of our common stock not previously delivered, and the relevant forward purchaser would be discharged from its obligation to pay the forward sale price per share in respect of any shares of our common stock not previously settled. Therefore, to the extent there are any shares of our common stock with respect to which any forward sale agreement has not been settled at the time of the commencement of any such bankruptcy or insolvency proceedings or actions, we would not receive the relevant forward sale price per share in respect of those shares of our common stock.

Although we have paid cash dividends on shares of our common stock in the past, we may not pay cash dividends or increase our dividends on shares of our common stock in the future.

Holders of shares of our common stock are entitled to receive only such dividends as our Board of Directors may declare out of funds legally available for such purpose. We have a history of paying dividends to our shareholders when sufficient cash is available. However, future cash dividends will depend upon our results of operations, financial condition, cash requirements, the need to maintain adequate capital levels or increase our dividends and other factors. There can be no assurance that we will continue to pay dividends or increase our dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution.

USE OF PROCEEDS

We currently intend to use the net proceeds that we receive upon the issuance and sale of shares of our common stock by us to or through the sales agents for general corporate purposes, including for contributions, loans or other advances to SCE.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock sold as a hedge by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreement. In the event of full physical settlement of a forward sale agreement, which we expect to occur on or prior to the maturity date of the forward sale agreement, we expect to receive aggregate cash proceeds equal to the product of the initial forward price under the forward sale agreement and the number of shares of our common stock underlying the forward sale agreement, subject to the price adjustment and other provisions of the forward sale agreement. We currently intend to use any cash proceeds that we receive upon physical settlement of any forward sale agreement, if physical settlement applies, or upon cash settlement of any forward sale agreement, if we elect cash settlement and are owed a payment thereunder, for the purposes provided in the immediately preceding paragraph. If we elect to cash settle or net share settle any forward sale agreement, we would expect to receive an amount of proceeds that is significantly lower in the case of any cash settlement (if we are owed a payment thereunder), and we may not receive any proceeds in the case of any net share settlement. Furthermore, we may instead owe cash or shares of our common stock to the relevant forward purchaser in the case of any cash settlement or net share settlement, respectively. See “Plan of Distribution (Conflicts of Interest) — Conflicts of Interest.”

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have entered into distribution agreements with the sales agents, the forward sellers and the forward purchasers under which we may issue and sell over a period of time and from time to time shares of our common stock having an aggregate sales price of up to $1,500,000,000 through the sales agents. Further, the distribution agreements provide that, in addition to the issuance and sale of shares of our common stock by us through the sales agents, we also may enter into separate forward sale agreements with a forward purchaser, as described below. In connection with each particular forward sale agreement, the relevant forward purchaser will use commercially reasonable efforts, consistent with its normal practices, to borrow or cause its affiliates to borrow shares of our common stock from third parties and the relevant forward seller will use commercially reasonable efforts, consistent with its normal trading and sales practices, to sell a number of shares of our common stock equal to the number of shares of our common stock underlying the particular forward sale agreement. In no event will the aggregate sales price of shares of our common stock sold through the sales agents under the distribution agreements and through the forward sellers under any forward sale agreements exceed $1,500,000,000.

In the future, we may also enter into distribution agreements with sales agents, forward purchasers and forward sellers other than the sales agents, forward purchasers and forward sellers referred to herein. In the event that we enter into new distribution agreements, we will file a supplement to this prospectus supplement to reflect any such new distribution agreement.

Sales of the shares of our common stock, if any, under the distribution agreements will be made in “at the market” offerings as defined in Rule 415 under the Securities Act of 1933 (the “Securities Act”), including sales made directly on the NYSE, the existing trading market for shares of our common stock, or sales made to or through a market maker or through an electronic communications network. In addition, shares of our common stock may be offered and sold by any other methods permitted by applicable law, including privately negotiated transactions, as we and any sales agent (and any related forward seller and forward purchaser) agree to in writing. The sales agents will not engage in any transactions that stabilize our common stock.

We have agreed to pay all expenses in connection with the distribution agreements, any forward sale agreements and the offerings hereby, including the reasonable fees and disbursements of counsel to the sales agents, forward purchasers and forward sellers in connection with the transactions contemplated by this prospectus supplement. We estimate that our expenses in connection with this offering are $795,000.

In connection with the sale of our common stock as contemplated in this prospectus supplement, the sales agents, forward sellers or forward purchasers each may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation paid to a sales agent, forward seller or forward purchaser may be deemed to be an underwriting commission or discount. We have agreed to indemnify the sales agents, the forward sellers and the forward purchasers against certain liabilities, including liabilities under the Securities Act.

We intend to report to the Securities and Exchange Commission (the “SEC”) at least quarterly (1) the number of shares of our common stock sold through the sales agents in connection with at the-market sales as described below under “—Sales Through Sales Agents,” (2) the number of borrowed shares of our common stock sold by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreements as described below under “—Sales Through Forward Sellers” and (3) the net proceeds received by us in connection with transactions described in clauses (1) and (2).

Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agents or forward sellers and related forward purchasers, as applicable, may agree upon.

The offering of our common stock pursuant to the distribution agreements and any forward sale agreements will terminate upon the earliest of (1) the sale, under the distribution agreements and any forward sale agreements, of shares of our common stock with an aggregate sales price of $1,500,000,000, (2) May 16, 2022 and (3) termination by us or the relevant sales agent any time upon prior notice, solely with respect to such sales agent (provided that the distribution agreements will continue in effect for the duration of any forward sale agreement entered into, but not yet settled, before such date).

Sales Through Sales Agents

From time to time during the term of the distribution agreements, and subject to the terms and conditions set forth therein, we may deliver instructions to any of the sales agents regarding a proposed sale of shares of our common stock. Upon agreement to the instructions from us, and subject to the terms and conditions of the distribution agreements, each sales agent will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the amount of shares of our common stock specified in the agreed upon instructions. We or the relevant sales agent may suspend or terminate the offering of shares of our common stock at any time upon proper notice to the other, upon which the selling period will immediately terminate. Settlement for sales of shares of our common stock will occur on the second trading day following the date on which the sales were made, or such earlier day as is standard industry practice, unless another date shall be agreed to in writing by us and the relevant sales agent. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. The obligation of each sales agent under the distribution agreements to sell shares of our common stock pursuant to our instructions is subject to a number of conditions, which each sales agent reserves the right to waive in its sole discretion.

Each sales agent will receive from us a commission of up to 1% of the sales price per share for any shares sold through it as our sales agent under the distribution agreements. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees or taxes imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will be our net proceeds for the sale of such shares.

Under the terms of the distribution agreements, we may also sell shares of our common stock to each of the sales agents, as principal for its own respective account, at a price agreed upon at the time of sale. If we sell shares of our common stock to the sales agents as principal, we will enter into a separate written agreement with the applicable sale agent setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Sales Through Forward Sellers

From time to time during the term of the distribution agreements, and subject to the terms and conditions set forth therein, we may propose to enter into a forward sale agreement with a forward purchaser and deliver instructions to the related forward seller under the relevant distribution agreement. Upon acceptance of our proposal to enter into a forward sale agreement and subject to the terms and conditions of the related distribution agreement, the relevant forward purchaser will use commercially reasonable efforts, consistent with its normal practices, to borrow or cause its affiliates to borrow from third parties, offer and sell through its affiliated forward seller, a number of shares of our common stock equal to the number of shares of our common stock underlying the particular forward sale agreement in order to hedge its obligations under the forward sale agreement. In connection with any such sales, the applicable forward seller will use commercially reasonable efforts, consistent with its normal trading and sales practices, to sell the shares of our common stock. We or the relevant forward seller may immediately suspend or terminate the offering of shares of our common stock at any time upon proper notice to the other party.

We expect that settlement between the relevant forward purchaser and forward seller of sales of borrowed shares of our common stock, as well as the settlement between the relevant forward seller and buyers of such shares of our common stock in the market, will generally occur on the second trading day following each date the sales are made. The obligation of the relevant forward seller under the distribution agreement to execute such sales of shares of our common stock is subject to a number of conditions, which each forward seller reserves the right to waive in its sole discretion.

In connection with each forward sale agreement, we will pay the relevant forward seller, in the form of a reduced initial forward price payable by the relevant forward purchaser under the related forward sale agreement, commissions of up to 1% of the sales price of all borrowed shares of common stock sold during the applicable forward hedge selling period by it as a forward seller. We refer to this commission rate as the forward hedge selling commission rate. The forward hedge selling period will be the period beginning on the trade date and ending on a date specified in the relevant forward sale agreement, or an earlier date under certain circumstances.

The initial forward price per share under each forward sale agreement will initially equal the product of (1) an amount equal to one minus the applicable forward hedge selling commission rate and (2) the adjusted volume-weighted hedge price per share at which the borrowed shares of common stock were sold pursuant to the distribution agreement by the relevant forward seller (adjusted as described below). Thereafter, the forward sale price will be subject to adjustment as described below.

Each forward sale agreement will provide that the forward sale price, as well as the volume-weighted hedge price used to calculate the initial forward price, will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate, less a spread, and will be subject to decrease on each of certain dates by amounts related to expected dividends on shares of our common stock during the term of the particular forward sale agreement. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price.

Before settlement of a particular forward sale agreement, we expect that the shares of our common stock issuable upon settlement of that particular forward sale agreement will be reflected in our diluted earnings per share, return on equity and dividends per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share, return on equity and dividends per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of that particular forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the relevant reporting period). Consequently, before physical or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share, return on equity and dividends per share except during periods when the average market price of our shares of common stock is above the applicable forward sale price. However, if we decide to physically or net share settle any forward sale agreement, any delivery of shares of our common stock by us upon any physical or net share settlement of such forward sale agreement will result in dilution to our earnings per share, return on equity and dividends per share.

Except under limited circumstances described below, we have the right to elect physical, cash or net share settlement under any forward sale agreement. Although we expect to settle any forward sale agreement entirely by delivering shares of our common stock in connection with full physical settlement, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under a particular forward sale agreement if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle a particular forward sale agreement if we have no then-current use for all or a portion of the net proceeds that we would receive upon physical settlement. In addition, subject to certain conditions, we may elect to accelerate the settlement of all or a portion of the number of shares of our common stock underlying a particular forward sale agreement.

If we elect to physically settle any forward sale agreement by issuing and delivering shares of our common stock, we will receive an amount of cash from the relevant forward purchaser equal to the product of the forward sale price per share under that particular forward sale agreement and the number of shares of our common stock underlying the particular forward sale agreement. In the event we elect to cash settle, the settlement amount will be generally related to (1) (a) the average of the volume-weighted average price of our common stock on each exchange business day during the relevant unwind period under that particular forward sale agreement minus (b) the applicable forward sale price, as specified in the applicable forward sale agreement; multiplied by (2) the number of shares of our common stock underlying the particular forward sale agreement subject to such cash settlement. In the event we elect to net share settle, the settlement amount will be generally related to (1) (a) the weighted average price per share at which the relevant forward purchaser or its affiliate purchases shares of our common stock during the relevant unwind period for such settlement under that particular forward sale agreement minus (b) the applicable forward sale price, as specified in the applicable forward sale agreement; multiplied by (2) the number of shares of our common stock underlying the particular forward sale agreement subject to such net share settlement. If this settlement amount is a negative number, the relevant forward purchaser will pay us the absolute value of that amount (in the case of cash settlement) or deliver to us a number of shares of our common stock having a value equal to the absolute value of such amount (in the event of net share settlement). If this settlement amount is a positive number, we will pay the relevant forward purchaser that amount (in the case of cash settlement) or deliver to the relevant forward purchaser a number of shares of our common stock having a value equal to such amount (in the event of net share settlement). In connection with any cash settlement or net share settlement, we would expect the relevant forward purchaser or its affiliate to purchase shares of our common stock in secondary market transactions for delivery to third party stock lenders in order to close out its, or its affiliate’s, hedge position in respect of that particular forward sale agreement and, if applicable, for delivery to us under a net share settlement. The purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common stock to increase over time (or reduce the amount of a decrease over time), thereby increasing the amount of cash we owe to the relevant forward purchaser (or decreasing the amount of cash that the relevant forward purchaser owes us) upon cash settlement or increasing the number of shares of our common stock that we are obligated to deliver to the relevant forward purchaser (or decreasing the number of shares of our common stock that the relevant forward purchaser is obligated to deliver to us) upon net share settlement of the particular forward sale agreement. See “Risk Factors” in this prospectus supplement.

A forward purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under the particular forward sale agreement that the relevant forward purchaser determines is affected by such event) and require us to physically settle on a date specified by the relevant forward purchaser if:

•

such forward purchaser is unable to hedge its exposure to the transaction under the particular forward sale agreement because of the lack of sufficient shares being made available for borrowing or because it is otherwise commercially impracticable;

•

a forward purchaser determines that it has an ownership position in our common stock above a limit specified in the forward sale agreement, related to the number of shares of our common stock that would give rise to certain reporting or registration obligations of or other legal requirements applicable to the forward purchaser or certain associated persons under legal requirements that become applicable to ownership of our common stock following the date of such forward sale agreement;

•

we declare a cash dividend (other than extraordinary dividends) on shares of our common stock with a cash value in excess of a specified periodic amount or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend or we declare certain non-cash distributions on shares of our common stock;

•

there is an announcement of any action that, if consummated, would constitute an extraordinary event (as such term is defined in the particular forward sale agreement and which includes certain mergers and tender offers and the delisting of our common stock and certain changes in law);

•

we publicly announce or disclose one or more repurchases of shares of our common stock that could result in the number of shares underlying all forward sale agreements with any forward purchaser exceeding 9.0% of our total outstanding shares of common stock; or

•

certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the particular forward sale agreement, certain bankruptcy events or certain changes in law (as such terms are defined in the particular forward sale agreement).

The relevant forward purchaser’s decision to exercise its right to accelerate the settlement of the particular forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the particular forward sale agreement, irrespective of our capital needs, which would result in dilution to our earnings per share, return on equity and dividends per share. In addition, upon certain insolvency filings relating to us, the particular forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock or receive any proceeds pursuant to the particular forward sale agreement. See “Risk Factors” in this prospectus supplement.

Other Relationships

The sales agents, forward purchasers and forward sellers and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, some of the sales agents, forward purchasers and forward sellers and/or their affiliates have in the past and may in the future provide us and our affiliates with financial advisory and other services for which they have and in the future will receive customary fees.

In addition, in the ordinary course of their business activities, the sales agents, forward purchasers and forward sellers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The sales agents, forward purchasers and forward sellers and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

No Public Offering Outside of the United States

Other than in the United States, no action has been taken that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Conflicts of Interest

The forward purchasers (or their affiliates) will receive the net proceeds of any sale of borrowed shares of our common stock pursuant to this prospectus supplement in connection with any forward sale agreement. Because certain sales agents or their affiliates are expected to receive part of the net proceeds from the sale of shares of our common stock in connection with any forward sale agreement, such sales agents would be deemed to have a conflict of interest under FINRA Rule 5121 to the extent such sales agents or affiliates receive at least 5% of the net proceeds of the offering. Any sales agent deemed to have a conflict of interest would be required to conduct the distribution of our common stock in accordance with FINRA Rule 5121. If the offering is conducted in accordance with FINRA Rule 5121, such sales agent would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder. The appointment of a “qualified independent underwriter” is not necessary because the shares of common stock have a “bona fide public market” (as such terms are defined in FINRA Rule 5121).

LEGAL MATTERS

Michael A. Henry, our Assistant General Counsel, will pass upon the legality of the common stock offered by this prospectus supplement for us. Certain other legal matters in connection with this offering will be passed upon by Covington & Burling LLP, Washington, DC and Munger, Tolles & Olson LLP. Certain legal matters will be passed upon for the sales agents and forward sellers by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

Mr. Henry is a salaried employee of Southern California Edison Company and earns stock-based compensation based on Edison International’s common stock. Additionally, he may hold Edison International stock-based interests through an employee benefit plan and can participate in an Edison International shareholder dividend reinvestment and stock purchase plan.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC, as well as additional information about us, are also available to the public through our website at www.edison.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus supplement. Our filings are also available to the public through the SEC’s website at www.sec.gov.

The rules of the SEC allow us to “incorporate by reference” into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede the earlier information. This prospectus supplement incorporates by reference the documents listed below that we have previously filed or may file in the future with the SEC. These documents, which contain important information about Edison International, include the following:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed February 25, 2021; and

•	our Current Report on Form 8-K filed with the SEC on January 25, 2021 (only with respect to Item 8.01).

In addition, all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the end of the offering described in this prospectus supplement are incorporated by reference herein, other than information furnished to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

PROSPECTUS

EDISON INTERNATIONAL

Common Stock

Preferred Stock

We may issue, offer and sell an indeterminate amount of common stock and preferred stock from time to time in one or more offerings. This prospectus describes some of the general terms that may apply to an offering of our common stock or preferred stock.

Each time common stock or preferred stock is sold, a supplement to this prospectus that contains specific information about the offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement for the specific offering before you invest in any of our common stock or preferred stock.

The common stock or preferred stock may be sold to or through underwriters, dealers or agents or directly to other purchasers. A prospectus supplement will set forth the names and compensation of any underwriters, dealers or agents involved in the sale of the common stock or preferred stock.

You should read this prospectus, any applicable prospectus supplement and any incorporated documents carefully before you invest in our common stock or preferred stock. This prospectus is not an offer to sell our common stock or preferred stock, and it is not soliciting an offer to buy our common stock or preferred stock, in any state or other jurisdiction where the offer or sale is not permitted.

Our common stock is listed on The New York Stock Exchange under the symbol “EIX.”

Our address is 2244 Walnut Grove Ave. (P.O. Box 976), Rosemead, California 91770 and our telephone number is 626-302-2222.

Investing in our common stock or preferred stock involves risks. See “Risk Factors” on page 3 of this prospectus and the risk factors included in the applicable prospectus supplement and in the documents incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 25, 2021

ABOUT THIS PROSPECTUS

This prospectus is provided by Edison International which is sometimes referred to in this prospectus by the terms “we,” “us” and “our.”

This prospectus is part of an automatic “shelf” registration statement filed with the United States Securities and Exchange Commission (“SEC”). We may sell the common stock or the preferred stock described in this prospectus from time to time in one or more offerings under this shelf registration statement. This prospectus only provides you with a general description of the common stock and preferred stock that we may offer. Each time we sell common stock or preferred stock, we will provide a supplement to this prospectus that contains specific information about the terms of the offering or program. The supplement may also add, delete, update or change information contained in this prospectus. Before purchasing any common stock or preferred stock, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement and in any applicable free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may provide you. We will not make an offer to sell our common stock or preferred stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the dates on their respective covers, or any earlier dates specified therein. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents that are incorporated by reference therein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events and include any statement that does not directly relate to a historical or current fact. In this prospectus and elsewhere, the words “expects,” “believes,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated or otherwise could impact us and the value of our common stock or preferred stock. Some of the risks, uncertainties and other important factors that could cause results to differ from those currently expected, or that otherwise could impact us or the value of our common stock or preferred stock, are described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and in future reports we file with the SEC that are incorporated by reference into this prospectus.

We urge you to read this entire prospectus, including any prospectus supplement and the information incorporated by reference, and carefully consider the risks, uncertainties and other factors that affect our business. Forward-looking statements speak only as of the date they are made and we are not obligated to publicly update or revise forward-looking statements. You should review future reports we file with the SEC.

EDISON INTERNATIONAL

Edison International is the parent holding company of Southern California Edison Company (“SCE”). SCE is an investor-owned public utility primarily engaged in the business of supplying and delivering electricity to an approximately 50,000 square mile area of southern California. Edison International also owns or holds interests in companies that are competitive businesses engaged in providing energy services to commercial and industrial customers. Based in Rosemead, California, Edison International was incorporated in California in 1987.

The mailing address and telephone number of our principal executive offices are P.O. Box 976, Rosemead, CA 91770 and (626) 302-2222.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, we intend for the net proceeds of the offered common stock and preferred stock to be used for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our common stock and preferred stock, which is based upon, and is qualified in its entirety by reference to, applicable law, our Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”). This summary may not contain all the information that is important to you; you can obtain additional information regarding our Articles of Incorporation and Bylaws by referring to such documents, copies of which are included as exhibits to the registration statement of which this prospectus forms a part.

Under our Articles of Incorporation, we have authority to issue 800,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock. No other classes of capital stock are authorized under our Articles of Incorporation. As of February18, 2021, there were 379,282,566 shares of common stock and no shares of preferred stock issued and outstanding. All shares of common stock and preferred stock will, when issued pursuant to this prospectus, be duly authorized, fully paid and nonassessable. We may issue our common stock and preferred stock from time to time upon such terms and for such consideration as may be determined by our board of directors. Such further issuances, up to the aggregate amounts authorized by our Articles of Incorporation, will not require approval by our shareholders. We may also issue common stock from time to time under dividend reinvestment and employee benefit plans.

Common Stock

Dividend Rights

Holders of our common stock, subject to any prior rights or preferences of any of our preferred stock then outstanding, have equal rights to receive dividends if and when declared by our board of directors out of funds legally available therefor.

Rights Upon Liquidation

In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive distributions pro rata out of assets that we can legally use to pay distributions, subject to the rights of the holders of any of our preferred stock then outstanding.

Voting Rights

Except as otherwise provided by law, holders of our common stock have voting rights on the basis of one vote per share on each matter submitted to a vote at a meeting of shareholders, subject to any class or series voting rights of holders of our preferred stock then outstanding. Our shareholders may not cumulate votes in elections of directors. As a result, the holders of our common stock (and, if issued, any preferred stock with the right to vote in the election of directors) entitled to exercise more than 50% of the voting rights in an election of directors can elect all of the directors to be elected.

Other Rights

In the event of our liquidation, dissolution or winding up and after payment of all prior claims, holders of our common stock would be entitled to receive any of our remaining assets, subject to any preferential rights of holders of any then outstanding shares of preferred stock. Holders of our common stock have no preemptive rights to subscribe for additional shares of common stock or any of our other securities, nor do holders of our common stock have any redemption or conversion rights.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “EIX.”

Transfer Agent and Registrar

As of the date of this prospectus, the transfer agent and registrar for our common stock is Equiniti Trust Company.

Preferred Stock

In the event that we issue any series of preferred stock pursuant to this prospectus, we will describe the terms of such series of preferred stock in an applicable prospectus supplement.

Our board of directors is authorized, without the need for a vote or other action of our shareholders, to cause the issuance of shares of our preferred stock from time to time in one or more series and to determine the number of shares and designation of the preferred stock of any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon such series, which may include, among other things, dividend and liquidation rights and preferences, rights to convert such shares into common stock, voting rights and other rights. Accordingly, our board of directors, without a vote or other action by our shareholders, could cause the issuance of preferred stock in one or more series and, with respect to each series, fix the number of shares constituting that series and establish the rights, preferences, privileges and restrictions of that series, which may include, among other things, dividend and liquidation rights and preferences, rights to convert such shares into common stock, voting rights and other rights which may dilute or otherwise adversely affect the voting or other rights and the economic interests of holders of our common stock or one or more other series of our preferred stock, if any, then outstanding.

If we issue preferred stock with voting rights, it could make it more difficult for a third party to acquire control of us and could adversely affect the rights of holders of our common stock. Under some circumstances, control of us could shift from the holders of common stock to the holders of preferred stock with voting rights. Certain fundamental matters requiring stockholder approval may also require approval by the separate vote of the holders of preferred stock in addition to any required vote of the common stock.

We may or may not seek to list any particular series of preferred stock on a national securities exchange or to provide for it to be quoted on an inter-dealer quotation system. We will determine the transfer agent and registrar for any particular series of preferred stock when and if issued.

Anti-Takeover Effects of our Articles of Incorporation and Bylaws

Certain provisions of our Articles of Incorporation and Bylaws could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions could also delay, deter or prevent a change of control or other takeover of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market prices of our common stock and any outstanding preferred stock, and may also limit the price that investors are willing to pay in the future for our common stock and any outstanding preferred stock. These provisions may also have the effect of preventing changes in our management. Our Articles of Incorporation and Bylaws include anti-takeover provisions that:

•	authorize our board of directors, without a vote or other action by our shareholders, to cause the issuance of preferred stock in one or more series, as noted above;

•

establish advance notice requirements and procedures for shareholders to submit nominations of candidates for election to our board of directors and to propose other business to be brought before a shareholders meeting;

•

provide that vacancies in our board of directors, except those existing as a result of the removal of a director, may be filled by a majority of the directors then in office or by the sole remaining director;

•

provide that no shareholder may cumulate votes in the election of directors, which means that the holders of a majority of our outstanding shares of common stock can elect all directors standing for election by our common shareholders;

•

require that any action to be taken by our shareholders must be taken either (1) at a duly called annual or special meeting of shareholders or (2) by not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; and

•	require action by shareholders holding not less than 1/10th of the voting power of our capital stock in order for our shareholders to call a special meeting of shareholders.

Limitation on Liability of Directors; Indemnification of Directors and Officers

Our Articles of Incorporation provide that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Section 317 of the Corporations Code of the State of California permits a corporation to provide indemnification to its directors, officers and agents under certain circumstances. Our Bylaws provide for mandatory indemnification of our directors and officers, subject to the limitations set forth therein. In addition, our Articles of Incorporation provide us with the power, by bylaw, agreement or otherwise, to indemnify our directors, officers and other agents to the fullest extent permissible under California law and, subject to certain limitations, in excess of the indemnification otherwise expressly permitted by Section 317 of the Corporations Code. We believe that this limitation of liability and these indemnification provisions are useful to attract and retain qualified directors and officers.

PLAN OF DISTRIBUTION

We may sell the common stock and preferred stock registered pursuant to this prospectus in one or more of the following ways from time to time:

•	to or through underwriters, dealers or agents;

•	directly to agents or other purchasers;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	in forward contracts or similar arrangements;

•	through a combination of any of the foregoing methods; or

•	through any other method described in the applicable prospectus supplement.

We, directly or through agents or dealers, may sell, and any underwriters may resell, our common stock or preferred stock in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale, including through transactions on the New York Stock Exchange or any other organized market where our common stock or preferred stock may be sold; or

•	in negotiated transactions.

We will name any underwriter, dealer or agent involved in the offer and sale of common stock or preferred stock in the applicable prospectus supplement. In addition, we will describe in the applicable prospectus supplement the public offering or purchase price and the proceeds we will receive from the sale of our common stock or preferred stock, any compensation we will pay to underwriters, dealers or agents in connection with such offering of our common stock or preferred stock, any discounts, concessions or commissions allowed or re-allowed by underwriters to participating dealers, and any exchanges on which our common stock or preferred stock will be listed.

Dealers and agents participating in the distribution of our common stock or preferred stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the common stock or preferred stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses. We may also agree to contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. We may grant underwriters who participate in the distribution of the common stock and preferred stock we are registering pursuant to this prospectus an option to purchase additional shares in connection with a subsequent distribution. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

To facilitate a securities offering, certain persons participating in the offering may engage in sales in excess of the offering size, short covering transactions and penalty bids or stabilizing transactions in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”). These activities, which may raise or maintain the market price of the common stock or preferred stock k above independent market levels or prevent or retard a decline in the market price of the common stock or preferred stock include:

•

sales in excess of the offering size that create a short position, which the persons participating in the offering may close out by exercising any option they receive to purchase additional shares of our common stock or preferred stock or by purchasing shares in the open market;

•	stabilizing transactions that permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum;

•	short covering positions involving purchases of securities in the open market after the distribution is completed to cover short positions; and

•

penalty bids permitting the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

The applicable prospectus supplement will describe any such activities. Should any of these activities be undertaken, they may be discontinued at any time.

VALIDITY OF THE SECURITIES

The validity of the common stock and preferred stock offered by this prospectus will be passed upon for Edison International by Michael A. Henry, our Assistant General Counsel. Counsel for any underwriters, dealers or agents will be named in the applicable prospectus supplement.

Mr. Henry is a salaried employee of SCE and earns stock-based compensation based on Edison International’s common stock. Additionally, he may hold Edison International stock-based interests through an employee benefit plan and can participate in an Edison International shareholder dividend reinvestment and stock purchase plan.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC, as well as additional information about us, are also available to the public through our website at www.edison.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus supplement or the accompanying prospectus. Our filings are also available to the public through the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. You may obtain the full registration statement from the SEC or us, as indicated below.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the earlier information. This prospectus incorporates by reference the documents listed below that we have previously filed or may file in the future with the SEC. These documents contain important information about Edison International.

•	Our Annual Report on Form 10-K for the year ended December 31, 2020.

•	Our Current Report on Form 8-K filed with the SEC on January 25, 2021, other than the information furnished to the SEC under Item 7.01 of such Form 8-K.

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All additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the end of the offering of the common stock and preferred stock described in this prospectus are incorporated by reference herein, other than information furnished to the SEC under Item 2.02 or Item 7.01 of Form 8-K.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this prospectus has been delivered. You may request a copy of these filings by writing or calling us at:

Edison International

2244 Walnut Grove Avenue

P.O. Box 976

Rosemead, California 91770

Attention: Corporate Governance

Telephone (626) 302-4008

Edison International

Up to $1,500,000,000

Common Stock

PROSPECTUS SUPPLEMENT

March 4, 2021

J.P. Morgan

Barclays

Citigroup

Wells Fargo Securities